EXHIBIT 99.77I

Eagle Point Credit Company Inc.

Item 77I – Terms of New or Amended Securities

In October 2016, Eagle Point Credit Company Inc. (the “Registrant”) issued 7.75% Series B Term Preferred Stock due 2026 (“Series B Term Preferred Stock”).  A description of the terms of the Series B Term Preferred Stock is included under the headings “Description of the Series B Term Preferred Stock” and “Additional U.S. Federal Income Tax Matters” in the Registrant’s prospectus supplement dated October 5, 2016 and filed with the Securities and Exchange Commission on October 7, 2016 (SEC Accession No. 0001144204-16-127262), which description is incorporated by reference herein.